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                                                                    EXHIBIT 99.2

HAWTHORNE SAVINGS, F.S.B.
SECOND QUARTER CONFERENCE CALL
JULY 22, 2002

      Good morning to those of you joining us here on the West Coast and good afternoon to those on the East Coast. You've joined the conference call for Hawthorne Financial Corporation. Hawthorne is traded on NASDAQ under the ticker symbol HTHR. My name is Simone Lagomarsino and I am the President and Chief Executive Officer of Hawthorne Financial Corporation and Hawthorne Savings Bank. With me is Karen Abajian, our Chief Financial Officer. During this call we will provide you with a brief overview of the Company, discuss our second quarter and year to date earnings, provide a strategic overview of Hawthorne and our acquisition of First Fidelity Bancorp, Inc., which is scheduled to close later this quarter, give a snapshot of our quarter end balance sheet and end with a brief discussion of the California economy. For your information, First Fidelity also issued an earnings release on July 19th, that can be found on their website, www.1stFidelity.com. (And that is www.1stfidelity.com)

      I'll preface our discussion with the following disclaimer: During this call we may make forward looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to vary from these forward looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending or threatened litigation, risks associated with credit quality, risks associated with completing the merger of Hawthorne and First Fidelity and successfully combining the companies' operations, and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise



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any forward looking statements whether as a result of new information, future events or otherwise.

      Now that we have fulfilled that obligation, I will provide you with a brief overview of the Company. We are headquartered in the South Bay coastal region of Los Angeles County with a strategic focus on all coastal counties of Southern California. Hawthorne currently has nine retail branches, seven of which are in the South Bay. Two branches are in the San Fernando Valley, and one of those is in Ventura County. With the addition of the four First Fidelity branches, we will have a two-branch presence in both Orange and San Diego Counties. Leveraging off of the strong demographics in these coastal counties we will geographically expand Hawthorne's reputation for providing extreme customer service.

         Hawthorne is a real estate lender with three distinct product lines including single family residential, single family construction and income property lending. Our income property portfolio is primarily comprised of multi-family loans, both construction and permanent, as well as construction and permanent loans for retail, industrial, office, and other income producing real estate. First Fidelity is also a real estate secured lender with a very efficient asset generating function in the income property permanent lending arena. Currently, approximately 92% of Hawthorne's loans are variable rate. At the close of the First Fidelity transaction, approximately 90% of the loan portfolio will be variable rate.

      The ongoing low interest rate environment continues to fuel consumer demand for fixed rate loan refinancing, creating significant loan origination and retention challenges for variable rate lenders like Hawthorne. Hawthorne has endeavored to meet the challenge, generating $334.3 million in new loans in the first half of 2002, right in line with the $347.2 million originated in the first six months of last year. Over 67% of our loan originations in the single-



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family residential portfolio were in connection with home purchases, not refinancings, which reflects our strong reputation for providing extreme service in what is currently a refinance market. Our ability to continue our origination performance in this fixed rate environment will be fortified by the strong asset generating capabilities of First Fidelity. They originated $96.7 million of new loans during the first half of 2002, a 74% increase over the $55.6 million originated in the comparable period in 2001. And their net loans have increased $28 million, to $526 million at June 30, 2002 compared to December 31, 2001. Additionally, we have fortified our asset generation capability by hiring four new loan officers in the last four months. They have built momentum, which is evidenced by the fact that June loan production was at the highest level in the last twelve months. Once the merger is complete, we expect that the combined asset generating strength of Hawthorne and First Fidelity will demonstrate our potential for growing earning assets.

      Our earnings performance for the second quarter of 2002 and year to date was very strong. During the second quarter of 2002, Hawthorne earned $5.3 million, or 69 cents per share. This resulted in year to date earnings for 2002 of $11.2 million or $1.46 per share, a 69% increase in net earnings over the six months ended June 30, 2001. The earnings resulted in an annualized return on assets of 1.20% and an annualized return on equity of 18.27% for the six months ended June 30, 2002. First Fidelity Investment & Loan generated core earnings of $5.3 million for the first six months of 2002 excluding the impact of a pretax loss of $3.3 million realized from the sale of corporate securities in the first quarter.

      In our previous guidance, we anticipated that our net interest margin would trend down in the second quarter and the first half of 2002 would be relatively in line with the fourth quarter of



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2001. In line with this guidance, the net interest margin was 3.68% for the first half of 2002 consistent with the 3.66% in the fourth quarter of 2001.

      The net interest margin for the three months ended June 30, 2002, was 3.56%, compared with 3.80% in the first quarter of 2002, and 3.66% during the fourth quarter of 2001 and 3.30% in the second quarter of 2001.

      Several factors affected the Company's net interest margin in the second quarter of 2002. During the quarter, interest of $600 thousand was collected on loans that were brought current, producing a positive, but nonrecurring impact on the net interest margin. Normalizing for this collected interest, the second quarter net interest margin would have been 13 basis points lower. On a year to date basis, the net interest margin was positively impacted by $1.0 million of interest collected on loans that were brought current, producing a positive but nonrecurring impact of 11 basis points.

      Although actual prepayments slowed during April 2002, that did not hold true for May and June. During the second quarter as a whole, loan prepayments were $160.2 million, with a weighted average interest rate of 7.50%. Loan originations for the second quarter totaled $158.7 million at an average yield of 6.20%. On a year to date basis, loan prepayments were $328 million, with a weighted average interest rate of 7.77%, whereas loan originations were $334 million at an average yield of 6.47%.

      The impact of elevated loan prepayment speeds may be partially mitigated by the reduced amount of higher yielding loans in the portfolio. In other words, since the average yields in our portfolio have decreased, we expect that fewer customers will refinance. As of June 30, 2002, $83 million of the outstanding gross single family residential and income property permanent



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loans had a yield of 9.0% or higher, a decrease of $154 million, or 65%, from a year ago. As a result, we would expect loan prepayment speeds to slow.

      On a year over year basis, the Company's net interest margin was impacted by a 475 basis point drop in interest rates during 2001. The average yield on earning assets decreased 41 basis points to 6.80% in the second quarter of 2002 compared to 7.21% in the first quarter of 2002 and decreased 160 basis points to 7.00% in the first six months of 2002 compared to 8.60% in first six months of 2001. Although the declining rate environment has resulted in increased prepayment speeds, as discussed, the negative impact on the net interest margin was partially mitigated by interest rate floors in the loan portfolio. As of June 30, 2002, 60% of the loans in the portfolio had reached their contractual floor rates and were not subject to further interest rate declines.

      We are pleased to report further improvement in reducing our cost of funds. The average cost of funds decreased 21 basis points to 3.57% in the second quarter of 2002 compared to 3.78% in the first quarter of 2002. Year over year, the average cost of funds decreased 214 basis points to 3.67% in the first six months of 2002 compared to 5.81% in the first six months of 2001. We will continue to reprice liabilities to current market rates. For instance at June 30, 2002, the weighted average interest rate on savings accounts was 1.03%, and the weighted average interest rate on our checking accounts was 1.13% with a total weighted average interest rate on our deposits of 2.8%.

      If the interest rate environment remains stable for the balance of 2002, we anticipate continued compression of the net interest margin of 10 to 20 basis points on a post merger basis, compared to the net interest margin of 3.68% earned in the first half of 2002. This



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compression would be more significant absent the merger. The lower net interest margin is the reflection of the projected lower yields on forecasted new loan production, runoff of existing loans and repricing of existing assets, including those tied to the MTA index. Currently, 37% of the Bank's total loan portfolio is indexed off of the MTA, which is the 12-month maturing treasury. The MTA was 2.67% at July 1, 2002, compared to 3.06% at April 1, 2002. Our current forecast projects that the MTA, based on historical CMT rates, will continue to trend down over the balance of 2002.

      There are numerous strategic initiatives currently underway at Hawthorne. Our primary focus continues to be asset generation, to provide continued earnings strength. Along with overall balance sheet growth, we continue to focus on balance sheet risk, which, as you know, has undergone dramatic improvement in past quarters. Nonaccrual loans were $6 million at June 30, 2002, a slight decrease from $6.3 million at March 31, 2002, and $14.6 million lower than December 31, 2001. Our ratio of nonaccrual loans to total assets is 33 basis points, our lowest level in over 15 years and well in line with our peer group in this category. First Fidelity's nonaccrual loans to total assets ratio has consistently been at, or below, 17 basis points over the past five years. Based on First Fidelity's June 30, 2002 nonaccrual loan total of $600 thousand and our quarter end totals, on a combined basis, our ratio of nonaccrual loans to total assets would improve to 27 basis points, 20 basis points below our peer group average. Classified assets totaled $45.1 million at June 30, 2002, down $7.8 million from first quarter end and down $14.3 million from one year ago. Consistent with First Fidelity's low nonaccrual totals, their classified assets totaled $4.3 million at June 30, 2002. Delinquent loans totaled $11.9 million at June 30, 2002, a decrease of $7.5 million from $19.4 million at March 31, 2002, and up from the $7.7 million at the end of last year. Subsequent to June 30th, a $3.5 million delinquent loan was paid in



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full. First Fidelity's delinquent loans totaled $3.6 million at June 30, 2002.
Both Hawthorne and First Fidelity currently have no real estate owned properties.

      Hawthorne's total reserve to loans receivable was 1.77% at June 30th, an increase from 1.69% at first quarter end and in line with 1.76% at year end 2001. The first quarter was impacted by the $2.2 million charge-off resulting from a discounted payoff of the $11.5 million income property construction loan that had been on nonaccrual status since the fourth quarter of 2000. A specific valuation allowance had been established for this loan in 2000. On a year to date basis, our net charge-offs have been $2.6 million. First Fidelity's total reserve to loans receivable was 1.15% at June 30th. Based on quarter end totals, and before any adjusting entries, our combined ratio would be 1.62%.

      Our improved asset quality and strong reserve level has resulted in Hawthorne making a lower loan loss provision during the first half of 2002. The provision for loan losses in the quarter was $200 thousand, resulting in a year to date provision of $700 thousand. First Fidelity's provisions were $200 thousand and $300 thousand in the second quarter and year to date respectively. As our loan portfolios and asset generating capabilities are combined, and assuming that asset quality remains at current levels, we would expect provision levels to be driven primarily by loan growth.

      A significant strategic benefit from the acquisition of First Fidelity arises from Hawthorne's proven success in shifting our deposit mix from rate driven certificates of deposits to core, transaction accounts. At June 30, 2002, Hawthorne's transaction accounts represent 44.5% of our total deposits compared with 31% at year end 2001 and 26% at June 30, 2001. Our concerted effort to enhance franchise value is certainly reflected in the improved deposit mix. But it is only fair to say that the current levels are likely inflated due to customers taking



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advantage of the unusually small differential between money market rates and time account rates to keep their funds liquid until rates begin to rise. Nevertheless, we are looking forward, post merger, to the opportunity to apply our expertise in retail deposit repositioning, to align First Fidelity's transaction account levels with ours. First Fidelity had just under 20% in transaction accounts at June 30, 2002. On a combined basis at June 30, 2002, transaction accounts represent 37.6% of total deposits.

      Our ongoing strategic initiative to improve our efficiency ratio will be bolstered by the efficient and consistent performance of First Fidelity. Our efficiency ratio was 46.7% in the second quarter of 2002 and 44.6% on a year to date basis. Excluding the $0.7 million insurance reimbursement for legal fees related to litigation, collected in the first quarter, the year to date efficiency ratio was 46.6%. First Fidelity Bancorp, Inc., the holding company of First Fidelity, also owned PSP Financial Services, Inc., a mortgage banking business, that is in the final stages of liquidation. Due to the historical impact of this discontinued mortgage banking operation, it is appropriate to analyze the bank only financial performance. At the bank only level, First Fidelity's efficiency ratio was 33.0% in the second quarter of 2002 and 33.6% on a year to date basis, excluding the impact of the first quarter loss realized from the sale of corporate securities. Over the past three years, their efficiency ratio has not exceeded 36%. On a post merger basis, excluding the projected one-time acquisition charges of approximately $300 thousand, the proforma combined efficiency ratio goal for the second half of 2002 will range from 45 to 50 percent.

      Improving our efficiency ratio is directly correlated with maintaining and improving our earnings growth, as well as controlling general and administrative expenses. Over the past three years, we have been able to maintain consistent headcount levels by leveraging off of our



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technology base. General and administrative expenses were $8.3 million for the second quarter of 2002, an increase of $0.2 million compared to the first quarter. However, excluding the $700 thousand insurance reimbursement I mentioned earlier, the second quarter G&A expense decreased $500 thousand from the first quarter. Compared to the second quarter of 2001, G&A expenses decreased $400 thousand. Year to date, G&A expenses totaled $16.3 million, reflecting a 7.58% decrease in G&A, or a 3.63% decrease excluding the insurance reimbursement, versus the same period last year.

      We are pleased that we have maintained a consistent expense run rate for the past three years while continuing to grow earning assets. As a result, from an expense leveraging standpoint, G&A annualized as a percentage of average assets, adjusted for the insurance premium has improved to 1.83% for the six months ended June 30, 2002, compared to 2.00% for the comparable period in 2001. This ratio compares favorably with our peer group of publicly traded western thrifts with assets between $1.0 and $5.0 billion. The most recently available data from the first quarter of this year shows an average peer group ratio of 2.12%. Excluding projected one-time charges from our acquisition of First Fidelity, we anticipate the G&A to average assets ratio to range between 1.65 to 1.80% in the second half of 2002 on a post merger basis.

      As announced on June 21, 2002, the Company repurchased 500,000 shares of common stock for $29.09 per share from members of the Bass Family. We believe the deployment of capital this transaction represents is in the best interest of our shareholders and consistent with our ongoing strategic initiatives. Assuming the repurchase transaction was executed on the first day of the second quarter of 2002, diluted earnings per share for the second quarter would have been positively impacted by $0.03. Due to the additional shares that are expected to be issued,



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for the pending acquisition, the impact of this repurchase on earnings per share in the future, although still accretive, will not be as significant.

      Moving now to a quick snapshot of our balance sheet: Our total assets were $1.84 billion at June 30, 2002, a slight decrease from December 31, 2001. Loans receivable decreased to $1.59 billion from $1.66 billion at March 31, 2002. This decrease is a direct result of the increased prepayment levels previously discussed. Although the resulting excess liquidity was invested in overnight Fed Funds and mutual funds at quarter end, we have implemented an investment portfolio strategy with $35.0 million in outstanding commitments at June 30, 2002, for purchases of U.S. Agency mortgage backed securities with an estimated average life of 2 to 4 years. At June 30, 2002, with our initial commitments, the investment portfolio on a combined basis was $164 million, or 6.6% of total assets. Assuming prepayment speeds remain stable for the balance of 2002, this portfolio will yield approximately 4.70%, or approximately 300 basis points more than the assets would have otherwise earned in fed-funds.

      Total deposits were $1.19 billion at June 30, 2002, a 1.29% decrease from year end 2001. The deposit mix, however, continues to improve, with 44.5% of deposits in transaction accounts at quarter end compared to 31.2% at December 31, 2001. Not only has the deposit composition improved, our cross-sell ratio, defined as the number of different product types of loan and deposit products per household served, increased to 2.69 per household at quarter's end, from
2.37 products per household at year end 2001. In July 2002, we rolled out our alternative investment product program in our branches. We are now offering mutual funds and will soon add annuities and other insurance products to our array of products offered. Initial activity over the first three weeks has been very encouraging with 9 accounts opened and $800 thousand in sales. We expect a positive impact on our cross-sell ratio.



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      In anticipation of funding the cash portion of the acquisition of First
Fidelity, in April 2002 the Company participated in a pooled private offering of trust preferred securities, raising $22.0 million. This transaction brought the outstanding capital securities total to $36.0 million at June 30, 2002.

      From a regulatory capital perspective, Hawthorne Savings was well capitalized at June 30, 2002, and will remain well capitalized after the acquisition. The Bank's core capital ratio was 9.12% and the risk-based capital ratio was 14.57% at June 30th. If the acquisition was completed as of June 30th, the capital ratios would have been 7.59% and 11.85%, respectively. The regulatory minimums are 5% and 10%, respectively.

      As I said at the beginning of the call, we are anticipating that our acquisition of First Fidelity will close later this quarter, tomorrow we will have our annual shareholders meeting, during which we will vote on the issuance of the shares for the transaction. Wednesday, First Fidelity will hold its annual shareholders meeting, during which the shareholders will vote on the transaction. The final step will be to obtain the approval from the OTS. Our application has been deemed complete and we expect to obtain approval within the next three weeks.

      Now I'd like to brief you now on how the process of integrating the two companies is going.

      Starting with the announcement of the acquisition in mid-March, we conducted bi-weekly meetings with the sixteen of the senior executives of both firms. These meetings were designed to resolve practical issues such as retention, employee benefits, and job allocation. The overarching objective was to carefully analyze the cultures of both companies, including strengths and areas of opportunity and to emerge from the meetings identifying the best of the respective cultural attributes as they apply to procedures, organizational structure and systems.



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      By the first of July we had completed that process and for the past three weeks we have been focused on the tactical, operational aspects of the acquisition. From the beginning, we have insisted that conservation of the goodwill of First Fidelity's customers, on both the asset and liability sides of the business, was paramount. That means that the transition of First Fidelity into Hawthorne must cause the very least possible intrusion for First Fidelity's customers and its staff. We have spent a great deal of time assuring ourselves that this will be the case, and believe our plan to gradually assimilate Fidelity's processes and procedures into Hawthorne's will succeed. We feel that our concept of extreme service will be welcomed in First Fidelity's outstanding branch culture.

      I hope you can see that we are keenly aware of how important this, our first acquisition, is from every standpoint. We hired an outside consulting firm to perform a readiness review of the integration plan. Additionally, we have developed templates for the process and will continue to enhance the plan and process as we proceed. We feel that this extra step adds additional assurance and will be beneficial for us in the future as well.

      Before I comment on the economy, I want first to reflect with sadness and concern about what is currently going on in corporate America, specifically with regard to accounting practices and corporate governance. I want to personally comment that I am proud of the integrity of Hawthorne's financial reporting, and more importantly, on behalf of our Board of Directors, management and employees, I want to assure our existing shareholders and customers that a culture of high ethical standards is deeply ingrained throughout all levels at Hawthorne, and we are committed to ensuring that trust, integrity and honesty are never compromised at Hawthorne.

      A few comments now about the California economy:



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      The statistics on our statewide economy point to an economy that is still trying to recover. This lag in recovery, due to the states higher dependence on the technology sector, is depicted in the June unemployment rate of 6.4%, compared to 5.2% in June 2001. The Southern California region posted an unemployment rate of 6.1% in June, up slightly from a year earlier. However the trend in job losses over the past few months has started to moderate in almost all sectors.

      From the local coastal counties where we have our strongest presence, the impact from the recession has not been as significant. Los Angeles County unemployment rate was 6.7% for the first quarter of 2002, with softness in the aerospace manufacturing, trade and tourism. However, the economy is forecasted to improve later this year. The housing market remained stable as the median sales price jumped 15% and existing home sales increased 20%, year over year.

      Orange County's economy showed little effect from the recent recession. Tourism started to rebound, creating more jobs in the service sector. In fact, a number of high-tech firms experienced an increase in orders in the first quarter of 2002. These factors contributed to a steady unemployment rate of 4.0%. The housing market remained strong as the median sales price jumped 11% and existing home sales and single-family permits recorded annual gains of over 20%.

      San Diego County's economy actually grew in the first quarter of 2002 with a 2.2% increase in annual employment. This gain was in construction, government and services. Strong in-migration trends continue to contribute to San Diego having one of the strongest housing markets in the nation. Substantial gains were recorded in the median sales price, existing home sales and single-family permits, while still having a low inventory of homes.



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      Vacancy rates in the office and industrial markets showed an increasing trend in the first quarter of 2002 versus year-end 2001, with Los Angeles County's office market vacancy rate increasing to 15.9% from 15.0%, and the industrial vacancy rate increasing to 4.6% from 4.5%. Orange County had a more significant increase with office vacancy rates up 25% to 16.8% and the industrial vacancy rate increasing to 9.7% from 8.6%. San Diego County's office vacancy rate was 9.6%, up from 8.2%, and the industrial vacancy rate was 6.9% compared to 6.1%. At June 30, 2002, the Bank's total loan commitments had limited exposure to these two sectors with the portfolio composition of 5.7% office and 2.4% industrial.

      Apartment vacancy rates also showed a slightly deteriorating trend in the first quarter of 2002 versus year-end 2001, but not as significant as the office and industrial markets.

      The national housing sector continues to show strength with strong price appreciation and strong sales of existing homes so far in 2002. In fact, during the week of July 10, applications for mortgages to purchase homes rose 8%, moving the Mortgage Bankers Association of America's purchase index to the second highest level since the survey was initiated in 1990. California, just like the nation, also continues to experience price appreciation and strong home sales. The statewide average price of an existing home sold increased 12.9% from year end 2001 to April 2002, or a 44% increase on an annualized basis. UCLA Anderson Forecast reported in June of this year that Los Angeles county home values will increase steadily through the end of 2004. With Southern California displaying even stronger real estate data than the state as a whole, our lending and deposit strategies continue to be supported in the coastal counties we serve.

      On behalf of the employees, management and the board of directors of Hawthorne Financial Corporation, and our colleagues at First Fidelity, I want to thank our shareholders for your continued support. And now we'll be happy to respond to your questions.

Our first question comes from Mike McMann.

MIKE MCMANN, SANDLER O'NEILL: Good morning, Simone.

LAGOMARSINO:  Hi, Mike.

MCMANN: That was a wealth of information you provided. It was hard to keep up. If - would it be fair to assume that you anticipate closing the transaction with First Fidelity as soon as possible after the regulatory approval date so that we should probably factor in perhaps in a month of earnings in the third quarter?

LAGOMARSINO: The - as I mentioned, we have a three week period that during which we're expecting to get regulatory approval. There is a 15-day period after we've obtained regulatory approval that we have to wait before we can close the transaction. So, I guess, in answer, yes, approximately a month of combined earnings would most likely be the most realistic at this point for the third quarter.

MCMANN:  Great.  Thank you, Simone.

LAGOMARSINO:  Thank you.

OPERATOR: Once again, if you do have a question, please press the number one. One moment for questions. We have a follow-up question from Mike McMann.

MCMANN: Well, interesting request I have here. You - I believe you read all of that information that I'm sure was carefully reviewed by your counsel. Is there any chance that we could obtain a copy of that since you already have publicly disclosed it verbally at least?

LAGOMARSINO: We can file it in the form of a SEC document 8-K, and then it will be available.

MCMANN:  OK.

LAGOMARSINO:  So, yes, we will do that.

MCMANN: I was just trying to save listening to the recording and then stopping and writing everything down, et cetera. That's fine. Thank you.

LAGOMARSINO:  Thank you.

OPERATOR:  I am showing no further questions at this time.

LAGOMARSINO: OK. Again, on behalf of the management, employees and board of directors of Hawthorn, we'd like to thank all of you for your participation in this call.

OPERATOR: Ladies and gentlemen, this concludes today's conference. Thank you for your participation. You may disconnect at this time, and have a good day.

END



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